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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

8.875% Senior Secured Notes due 2013	$150,000,000	$5,895

(1)
Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee was calculated based on a maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $195,244 were previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (Nos. 333-114274, 333-114274-01 and 333-114274-02) filed by Ameren Corporation, Ameren Capital Trust I and Ameren Capital Trust II on April 7, 2004. Those fees have been carried forward for application in connection with offerings under the below-referenced Registration Statement. Pursuant to Rule 457(p), after application of the $5,895 registration fee due for this offering, $189,349 remains available for future registration fees. No additional registration fee has been paid with respect to this offering. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in Central Illinois Light Company's Registration Statement on Form S-3 (File No. 333-155416-01).

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-155416-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2008)

$150,000,000

8.875% Senior Secured Notes due 2013

        Central Illinois Light Company, doing business as AmerenCILCO, is offering $150,000,000 principal amount of its 8.875% Senior Secured Notes due 2013, referred to in this prospectus supplement as the "senior secured notes." The senior secured notes will mature on December 15, 2013. We will pay interest on the senior secured notes on June 15 and December 15 of each year. The first such payment will be made on June 15, 2009. The senior secured notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may at any time and from time to time redeem all or a portion of the senior secured notes at the make-whole redemption price set forth in this prospectus supplement under "Description of Senior Secured Notes—Redemption."

        The senior secured notes will be secured by a series of our first mortgage bonds, referred to as the "senior note mortgage bonds", issued and delivered by us to the trustee under the senior secured indenture. Accordingly, the senior secured notes will be secured ratably with our first mortgage bonds in the collateral pledged to secure such bonds.

        Investing in our senior secured notes involves risks. See "Risk Factors" on page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Offering Price(1)	Discounts and Commissions to Underwriters	Proceeds, Before Expenses, to Central Illinois Light Company
Per senior secured note	99.997%	0.600%	99.397%
Total	$149,995,500	$900,000	$149,095,500

(1)
Plus accrued interest from December 9, 2008 if settlement occurs after that date.

        The underwriters expect to deliver the senior secured notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear and Clearstream, Luxembourg, against payment in New York, New York on or about December 9, 2008.

Joint Book-Running Managers

BNP PARIBAS	Goldman, Sachs & Co.

December 4, 2008

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since then.

        In this prospectus supplement, references to "we," "us" and "our" are to Central Illinois Light Company, doing business as AmerenCILCO.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the senior secured notes we are offering and the related senior note mortgage bonds securing the senior secured notes. The second part, the base prospectus, gives more general information, some of which may not apply to the senior secured notes we are offering in this prospectus supplement. See "Description of Senior Secured Debt Securities" and "Description of First Mortgage Bonds and First Mortgage Indenture" in the accompanying prospectus. If the description of the senior secured notes or the related senior note mortgage bonds varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        This prospectus supplement and the accompanying prospectus are part of the registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process as a "well-known seasoned issuer." Under the shelf registration process, we may, from time to time, issue and sell to the public the securities described in the accompanying prospectus, including the senior secured notes, up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the senior secured notes and this offering.

CAPITALIZATION

        The following table shows our consolidated capitalization, including short-term debt, as of September 30, 2008 and as adjusted to give effect to the issuance of the senior secured notes offered by this prospectus supplement and the application of the net proceeds from the senior secured notes as described under "Use of Proceeds."

	As of September 30, 2008
	Amount	Percent of Total Capitalization	As Adjusted	Percent of Total Capitalization As Adjusted
	(in millions)		(in millions)
Short-term debt(1)	$476	36.8%	$327	25.3%
Long-term debt:
First mortgage bonds(2)	129	10.0	129	10.0
8.875% Senior Secured Notes due 2013	—	—	150	11.6

Total short-term debt and long-term debt	605	46.8	606	46.9
Preferred stock (not subject to mandatory redemption)	19	1.5	19	1.5
Common stockholders' equity	668	51.7	668	51.6

Total capitalization	$1,292	100.0%	$1,293	100.0%

(1)
Consists of borrowings by us ($150 million) and AmerenEnergy Resources Generating Company, or AERG, our non-rate-regulated wholly owned subsidiary ($155 million), under our 2006 and 2007 credit facilities and borrowings by us under Ameren's utility money pool arrangement ($9 million) and by AERG under Ameren's non-state-regulated subsidiary money pool arrangement ($162 million). Our obligations under our 2006 and 2007 credit facilities are secured by $150 million of our first mortgage bonds.

(2)
Consists of $33 million of first mortgage bonds securing environmental improvement and pollution control revenue debt and $96 million of senior secured notes secured by first mortgage bonds.

 CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        Our pro forma consolidated ratio of earnings to fixed charges for the year ended December 31, 2007 was 4.57 and our pro forma consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2008 was 5.98. The pro forma consolidated ratios of earnings to fixed charges reflect the issuance of the senior secured notes offered by this prospectus supplement and the application of the net proceeds from the senior secured notes as described under "Use of Proceeds." See "Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividend Requirements" in the accompanying prospectus.

USE OF PROCEEDS

        We estimate the net proceeds from the sale of the senior secured notes offered by this prospectus supplement (after deducting underwriting commissions and our other expenses of the offering) will be approximately $148.8 million. We will use the net proceeds to repay a portion of our short-term debt consisting of borrowings by us under our 2006 and 2007 credit facilities and/or borrowings by us under Ameren's utility money pool arrangement. At December 1, 2008, our borrowings under the credit facilities totaled $150 million and had a weighted average annual interest rate of 2.01% and a weighted average maturity of 28 days. At such date, we also had approximately $9 million of borrowings under Ameren's utility money pool arrangement. A portion of our short-term debt was incurred to fund the redemption of $19.2 million principal amount of our auction rate environmental improvement revenue refunding bonds in April 2008 and the final mandatory sinking fund redemption payment in the amount of $16.5 million of our 5.85% series preferred stock. Affiliates of the underwriters are lenders to us and/or our affiliates under the credit facilities. Therefore, such affiliates of the underwriters will receive their pro rata portion of the net proceeds of this offering used to repay a portion of the amounts owed under the credit facilities.

 DESCRIPTION OF SENIOR SECURED NOTES

        The following description of the senior secured notes is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying prospectus under the heading "Description of Senior Secured Debt Securities." In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

        We are issuing $150,000,000 of senior secured notes as a new series of senior debt securities under, and secured by, an indenture dated as of June 1, 2006, as it may be amended or supplemented, which we refer to collectively as the senior secured indenture, between The Bank of New York Mellon Trust Company, N.A., as trustee, and us. The senior secured notes will mature on December 15, 2013. We will pay interest on the senior secured notes on June 15 and December 15 of each year to holders of record on the preceding June 1 and December 1, respectively. The first interest payment date is June 15, 2009.

        Interest on the senior secured notes accrues from the date of original issuance at the rate per year set forth on the cover page of this prospectus supplement. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. In the event that the maturity date, any redemption date or any interest payment date is not a business day, the payment of principal, premium, if any, or interest payable on that date will be made on the succeeding day that is a business day, without any interest or other payment in respect of the delay. A business day shall mean any weekday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the trustee under the senior secured indenture is located, are obligated or authorized by law to close.

        We may from time to time, without the consent of the existing holders of the senior secured notes, "reopen" this series of senior secured notes which means we can create and issue further senior secured notes having the same terms and conditions (including the same CUSIP number) as the senior secured notes offered by this prospectus supplement in all respects, except for the date of original issuance, the initial interest payment date and the offering price. Additional senior secured notes issued in this manner will be consolidated with, and form a single series with, the previously outstanding senior secured notes.

        The senior secured notes will be represented by one or more global securities, in registered form, without coupons, and will be registered in the name of a nominee of The Depository Trust Company. For so long as the senior secured notes are registered in the name of The Depository Trust Company, or its nominee, we will pay the principal, premium, if any, and interest due on the senior secured notes to The Depository Trust Company for payment to its participants for subsequent disbursement to the beneficial owners. See "—Global Securities and Book-Entry System."

        The senior secured notes will not contain any provisions that will require us to redeem, or permit the holders to cause a redemption of, the senior secured notes, or that otherwise protect the holders of the senior secured notes in the event that we incur substantial additional indebtedness, whether or not in connection with a change of control.

Redemption

        All or a portion of the senior secured notes may be redeemed at our option at any time or from time to time. The redemption price for the senior secured notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

  •
  100% of the principal amount of the senior secured notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the senior secured notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 50 basis points, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on senior secured notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the senior secured notes and the senior secured indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the senior secured notes to be redeemed, and, if less than all senior secured notes are to be redeemed, the particular senior secured notes to be redeemed will be selected by the trustee in such manner as it shall deem appropriate and fair. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the senior secured notes or portions thereof called for redemption.

        Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee, on or prior to the redemption date, of money sufficient to pay the principal of and premium, if any, and interest on, such senior secured notes and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior secured notes.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the senior secured notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior secured notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Reference Treasury Dealer" means (A) BNP Paribas Securities Corp. or Goldman, Sachs & Co. or their respective affiliates which are primary U.S. Government securities dealers in the United States (each, a "Primary Treasury Dealer"), and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Ranking

        The senior secured notes will rank equally as to security with all of our other current and future secured debt issued and outstanding under the first mortgage indenture, will be effectively senior to any of our current and future senior debt (as to the collateral pledged) and will rank senior in right of payment to any of our current and future subordinated debt. As of September 30, 2008, $96 million of senior secured notes issued under the senior secured indenture, secured by corresponding series of senior note first mortgage bonds, was outstanding. As of September 30, 2008, excluding the senior note mortgage bonds, we had approximately $183 million in principal amount of first mortgage bonds outstanding (of which approximately $33 million secured environmental improvement and pollution control revenue debt and $150 million secured our obligations under our 2006 and 2007 credit facilities) and we did not have any senior unsecured long-term debt or subordinated debt outstanding. Furthermore, except to the extent we have a priority or equal claim against AERG as a creditor, the senior secured notes will be effectively subordinated to debt at the AERG level because, as the common shareholder of AERG, we will be subject to the prior claims of creditors of AERG. As of September 30, 2008, AERG had approximately $155 million of outstanding debt consisting of borrowings under the 2006 and 2007 credit facilities which were secured by its E.D. Edwards and Duck Creek power plants and related licenses, permits and similar rights and approximately $162 million of unsecured debt consisting of borrowings under Ameren's non-state-regulated subsidiary money pool arrangement.

Security

        Upon the issuance of the senior secured notes, we will simultaneously issue and deliver to the trustee under the senior secured indenture, as security for the senior secured notes, a series of our first mortgage bonds, which we refer to as the "senior note mortgage bonds." These senior note mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount, as the senior secured notes. The senior secured notes will be secured ratably with our first mortgage bonds in the collateral pledged to secure such bonds. The senior note mortgage bonds will be issued on the basis of retired bonds. At September 30, 2008, approximately $137 million principal amount of first mortgage bonds was issuable on the basis of property additions (taking into account the applicable earnings test described in the accompanying prospectus assuming an annual interest rate of 8%) and approximately $194 million principal amount of first mortgage bonds was issuable on the basis of retired bonds.

        Payment by us to the trustee under the senior secured indenture of principal of, premium, if any, and interest on the senior note mortgage bonds will be applied by the trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on the senior secured notes. As provided in the first mortgage indenture, our obligations to make payments with respect to the principal of, premium, if any, and interest on the senior note mortgage bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium, if any, and interest on the senior secured notes shall have been fully or partially paid or there shall have been deposited with the trustee pursuant to the senior secured indenture sufficient available funds to fully or partially pay the then due principal of, premium, if any, and interest on the senior secured notes.

        Under the senior secured indenture, the release date will be the date that all of our first mortgage bonds issued and outstanding under the first mortgage indenture, other than outstanding senior note mortgage bonds (relating to the senior secured notes offered by this prospectus supplement or other series of senior secured debt securities issued under the senior secured indenture) have been retired through payment, redemption or otherwise. We have agreed, however, that so long as any of the senior secured notes are outstanding, we will not optionally redeem, purchase or otherwise retire in full our outstanding first mortgage bonds not subject to release provisions. Accordingly, under this covenant, notwithstanding anything to the contrary contained in the accompanying prospectus under "Description of Senior Secured Debt Securities—Security; Release Date," so long as any of the senior secured notes remain outstanding, such release date will not occur.

Global Securities and Book-Entry System

        The senior secured notes will be in book-entry form, will be represented by one or more permanent global certificates in fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC. Holders of senior secured notes may elect to hold interests in a global security through DTC, Clearstream Banking, societe anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

        We will issue senior secured notes in certificated form, referred to below as the certificated senior secured notes, to DTC for owners of beneficial interests in a global security if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a "clearing agency" under the Securities Exchange Act of 1934;

  •
  an event of default relating to the senior secured notes occurs; or

  •
  we decide in our sole discretion to terminate the use of the book-entry system for the senior secured notes through DTC.

        DTC has advised us as follows: DTC, the world largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of The New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

        Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Euroclear further advises that investors that acquire, hold and transfer interests in the senior secured notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

        Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC's records. The beneficial interest of each actual purchaser of each global security (a "Beneficial Owner") is in turn to be recorded on the records of the respective Direct Participant and Indirect Participant and Clearstream and Euroclear will credit on its book-entry registration and transfer system the number of senior secured notes sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

        Title to book-entry interests in the senior secured notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior secured notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the senior secured notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the senior secured notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

        Payments of the principal of, premium, if any, and interest on the senior secured notes represented by the global securities registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (or any other nominee of DTC) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the global securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal, premium, if any, and interest payments in respect of the global securities will be made to Cede & Co. or any other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of each such Direct or Indirect Participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal, premium, if any, and interest payments in respect of the global securities to Cede & Co. (or other nominee requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

        The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global security to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global security to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

        Initial settlement for the senior secured notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the senior secured notes to or receiving interests in the senior secured notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of interests in the senior secured notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such senior secured notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the senior secured notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in the senior secured notes among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

        The information in this section has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy thereof.

Additional Information

        See "Description of Senior Secured Debt Securities" and "Description of First Mortgage Bonds and First Mortgage Indenture" in the accompanying prospectus for additional important information about the senior secured notes and the related senior note mortgage bonds. That information includes additional information about the terms of the senior secured notes and the related senior note mortgage bonds, including security and the lien of the first mortgage indenture, general information about the senior secured indenture, the first mortgage indenture and the trustees, a description of certain restrictions and covenants contained in the senior secured indenture and the first mortgage indenture and a description of events of default under the senior secured indenture and the first mortgage indenture. In addition, we effected the amendment to the first mortgage indenture described in the accompanying prospectus under "Description of First Mortgage Bonds and First Mortgage Indenture—Modification of the First Mortgage Indenture."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the senior secured notes. Unless otherwise stated, this summary deals only with senior secured notes held as capital assets (generally, assets held for investment) by holders that purchase senior secured notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, persons holding senior secured notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, persons holding senior secured notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly on a retroactive basis. You should consult your own tax advisor as to the particular tax consequences to you of purchasing, owning and disposing of the senior secured notes, including the application and effect of the United States federal, state and local tax laws and foreign tax laws.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a senior secured note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a senior secured note that is a partnership and any partners in such partnership should consult their own tax advisors.

U.S. Holders

        For purposes of this summary, the term "U.S. holder" means a beneficial owner of a senior secured note that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

  Taxation of Stated Interest on the Senior Secured Notes

        Generally, payments of stated interest on a senior secured note will be includible in your gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with your regular method of tax accounting.

  Sale, Exchange, Redemption or Retirement of a Senior Secured Note

        You generally will recognize capital gain or loss upon a sale, exchange, redemption or retirement of a senior secured note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a senior secured note is attributable to the payment of accrued interest on the senior secured note, which amount will be treated as a payment of interest) and (ii) your adjusted tax basis in the senior secured note. The gain or loss will be long-term capital gain or loss if the senior secured note has been held for more than one year at the time of the sale, exchange or retirement. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder's initial basis in a senior secured note generally will be the amount paid for the senior secured note.

  Information Reporting and Backup Withholding

        A U.S. holder may be subject to information reporting and, under certain circumstances, "backup withholding" at the current rate of 28% with respect to certain "reportable payments," including interest on or principal (and premium, if any) of a senior secured note and the gross proceeds from a disposition of a senior secured note.

        Information reporting and backup withholding will not apply with respect to payments made to "exempt recipients" (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

        Information reporting will generally apply to reportable payments to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder's United States federal income tax liability, provided the requisite procedures are followed.

Non-U.S. Holders

        The following discussion applies to you if you are a beneficial owner of a senior secured note other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes (a "non-U.S. holder"). Special rules may apply to you or your shareholders if you are a "controlled foreign corporation" or "passive foreign investment company." You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

  United States Federal Withholding Tax

        Under the "portfolio interest" exemption, the 30% United States federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the senior secured notes, provided that:

  •
  you do not conduct a trade or business within the United States to which the interest is effectively connected;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the U.S. Internal Revenue Code and the U.S. Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the senior secured notes is described in section 881(c)(3)(A) of the U.S. Internal Revenue Code; and

  •
  you provide your name and address on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the senior secured notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a United States person.

        Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

        We do not intend to withhold on payments of interest on the senior secured notes if the above requirements are met.

        If you cannot satisfy the requirements described above, interest payments made to you on the senior secured notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the senior secured notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

        In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the senior secured notes.

  Information Reporting and Backup Withholding

        In general, no backup withholding will be required with respect to payments we make with respect to the senior secured notes if the certification requirements described above have been satisfied and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required on the payment of proceeds of the sale of senior secured notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption. Any payments of interest on the senior secured notes to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder, whether or not such interest is exempt from U.S. withholding tax pursuant to the portfolio interest exemption or is subject to a reduced rate of tax or exemption pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the payee resides.

  United States Federal Income Tax

        If you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the senior secured notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax) on such income on a net income basis in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty).

        Any gain or income realized on the disposition of a senior secured note generally will not be subject to United States federal income tax unless:

  •
  that gain or income is effectively connected with your conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, the gain or income is attributable to a permanent establishment maintained in the United States by the non-U.S. holder); or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

 UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement, dated the date hereof, between us and the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the principal amount of senior secured notes set forth opposite its name below.

Underwriter	Principal Amount
BNP Paribas Securities Corp.	$75,000,000
Goldman, Sachs & Co.	75,000,000

Total	$150,000,000

        The obligations of the underwriters, including their agreement to purchase senior secured notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the senior secured notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of senior secured notes may be terminated.

        The underwriters have advised us that they propose to initially offer the senior secured notes to the public at the offering price appearing on the cover page of this prospectus supplement and may also offer the senior secured notes to dealers at a price that represents a concession not in excess of 0.350% of the principal amount of the senior secured notes. Any underwriter may allow, and any of these dealers may re-allow, a concession not in excess of 0.250% of the principal amount of the senior secured notes. After the initial offering of the senior secured notes, the underwriters may from time to time vary the offering price and other selling terms. The offering of the senior secured notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The senior secured notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior secured notes on any national securities exchange. The underwriters have advised us that they intend to make a market in the senior secured notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the senior secured notes or that a public trading market for the senior secured notes will develop.

        In connection with the offering of the senior secured notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior secured notes. Specifically, the underwriters may overallot in connection with the offering of the senior secured notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the senior secured notes in the open market to cover short positions or to stabilize the price of the senior secured notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the senior secured notes in the offering, if the underwriters repurchase previously distributed senior secured notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the senior secured notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

        We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of senior secured notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior secured notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of senior secured notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of senior secured notes to the public" in relation to any senior secured notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior secured notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior secured notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the senior secured notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior secured notes in, from or otherwise involving the United Kingdom.

        In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Affiliates of the underwriters are lenders to us and/or our affiliates under various multi-year credit facilities and may receive a portion of amounts to be repaid under our 2006 and 2007 credit facilities from the proceeds of this offering. See "Use of Proceeds." Because more than 10% of the net proceeds of this offering may be paid to affiliates or members of the Financial Industry Regulatory Authority (FINRA) who are participating in this offering, this offering is being conducted in compliance with Rule 2710(h) of the Conduct Rules of FINRA.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Steven R. Sullivan, Esq., our Senior Vice President, General Counsel and Secretary, and Craig W. Stensland, Esq., an Associate General Counsel of Ameren Services Company, an affiliate which provides legal and other professional services to us. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents our affiliates in connection with various matters. All matters pertaining to our incorporation and all other matters of Illinois law relating to us will be passed upon only by Mr. Stensland. As to all matters based on the law of the State of Illinois, Pillsbury Winthrop Shaw Pittman LLP will rely on the opinion of Mr. Stensland. As to all matters based on the law of the State of New York, Mr. Stensland will rely on the opinion of Pillsbury Winthrop Shaw Pittman LLP. Certain matters relating to United States federal income tax considerations will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP.

PROSPECTUS

CENTRAL ILLINOIS LIGHT COMPANY

Senior Secured Debt Securities
First Mortgage Bonds
Senior Unsecured Debt Securities
Preferred Stock

        Central Illinois Light Company may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

        Our principal executive offices are located at 300 Liberty Street, Peoria, Illinois 61602 and our telephone number is (309) 677-5271.

        Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See "Risk Factors" on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities. See "Plan of Distribution."

The date of this prospectus is November 17, 2008.

 CENTRAL ILLINOIS LIGHT COMPANY

        Central Illinois Light Company, or CILCO, also known as AmerenCILCO, is a subsidiary of CILCORP, Inc. ("CILCORP"). CILCORP is an Ameren Corporation ("Ameren") subsidiary that operates as a holding company for CILCO and various non-rate-regulated subsidiaries. Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, administered by the Federal Energy Regulatory Commission. CILCO operates a rate-regulated electric transmission and distribution business, a non-rate-regulated electric generation business and a rate-regulated natural gas transmission and distribution business in Illinois. At December 31, 2007, CILCO supplied electric and gas utility service to portions of central and east central Illinois in areas of 3,700 and 4,500 square miles, respectively, with an estimated population of 1 million. At December 31, 2007, CILCO supplied electric service to 210,000 customers and natural gas service to 213,000 customers. At December 31, 2007, AmerenEnergy Resources Generating Company ("AERG"), a non-rate-regulated wholly owned subsidiary of CILCO, owned 1,074 megawatts of coal fired electric generating capacity and 55 megawatts of natural gas and oil-fired electric generating capacity.

        Our principal executive offices are located at 300 Liberty Street, Peoria, Illinois 61602 and our telephone number is (309) 677-5271.

        In this prospectus, "CILCO," "we," "us" and "our" refer to Central Illinois Light Company and, unless the context otherwise indicates, do not include our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

  •
  our Current Reports on Form 8-K filed on March 28, 2008, April 1, 2008, July 29, 2008, September 19, 2008 and September 26, 2008.

        We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the offerings contemplated by this prospectus are completed or terminated.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        You may request a free copy of these filings by writing or telephoning us, c/o Ameren Corporation, at the following address:

  Central Illinois Light Company
  c/o Ameren Corporation
  Attention: Secretary's Department
  P.O. Box 66149
  St. Louis, Missouri 63166-6149
  Telephone: (314) 621-3222

        Copies of these filings are also available from Ameren's website at http://www.ameren.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or in any written communication from us specifying the final terms of a particular offering of securities. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the filing date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time. We may offer any of the following securities: senior secured debt securities, first mortgage bonds, senior unsecured debt securities and preferred stock (collectively, the "securities").

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we have filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus, the registration statement of which this prospectus is a part and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

 RISK FACTORS

        Investing in the securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Although we have tried to discuss material risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the particular securities and your investment therein.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

        Our consolidated ratios of earnings to fixed charges for the five years ended December 31, 2007 and the nine months ended September 30, 2008 were as follows:

	Year Ended December 31,						Nine Months Ended September 30, 2008
	2003	2004	2005	2006	2007
							(unaudited)
Consolidated ratio of earnings to fixed charges	2.76	3.33	3.98	3.99	5.19	(1)	7.06	(1)

(1)
Includes Financial Accounting Standards Board Interpretation No. 48 interest expense.

        Our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the five years ended December 31, 2007 and the nine months ended September 30, 2008 were as follows:

	Year Ended December 31,					Nine Months Ended September 30, 2008
	2003	2004	2005	2006	2007
						(unaudited)
Consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements	2.34	2.90	3.26	3.55	4.70	6.35	(1)

(1)
Includes Financial Accounting Standards Board Interpretation No. 48 interest expense.

        For the purposes of both these computations:

  •
  earnings consist of net income from continuing operations plus fixed charges and income taxes;

  •
  fixed charges consist of interest on long-term debt, net of amortization of debt discount, premium and expenses and estimated interest costs within rental expense; and

  •
  preferred stock dividends are computed by dividing the preferred dividend requirement by 100% minus the effective income tax rate.

 USE OF PROCEEDS

        Unless we state otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of the offered securities:

  •
  to finance our ongoing construction and maintenance programs;

  •
  to redeem, repurchase, repay or retire outstanding indebtedness; and

  •
  for other general corporate purposes.

        The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

FORWARD-LOOKING STATEMENTS

        Statements made in this prospectus, any accompanying prospectus supplement and the documents described under "Where You Can Find More Information," which are not based on historical facts, are considered "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this prospectus, any accompanying prospectus supplement and the documents described under "Where You Can Find More Information," including the discussion of risk factors contained in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

  •
  regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the September 24, 2008 Illinois Commerce Commission order in the CILCO rate proceeding or future legislative actions that seek to limit or reverse rate increases;

  •
  uncertainty as to the effect of implementation of the Illinois electric settlement agreement on CILCO and AERG, including implementation of a new power procurement process in Illinois that began in 2008;

  •
  changes in laws and other governmental actions, including monetary and fiscal policies;

  •
  changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers;

  •
  enactment of legislation taxing electric generators, in Illinois or elsewhere;

  •
  the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

  •
  the effects of participation in the Midwest Independent Transmission System Operator, Inc.;

  •
  the cost and availability of fuel such as coal and natural gas used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

  •
  the effectiveness of our risk management strategies and the use of financial and derivative instruments;

  •
  prices for power in the Midwest, including forward prices;

  •
  business and economic conditions, including their impact on interest rates, bad debt expense and demand for our products;

  •
  disruptions of the capital markets or other events that make Ameren's or CILCO's access to necessary capital, including short-term credit, more difficult or costly;

  •
  our assessment of our liquidity;

  •
  the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;

  •
  actions of credit rating agencies and the effects of such actions;

  •
  weather conditions and other natural phenomena;

  •
  the impact of system outages caused by severe weather conditions or other events;

  •
  generation plant construction, installation and performance;

  •
  the effects of strategic initiatives, including acquisitions and divestitures;

  •
  the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

  •
  labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

  •
  the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;

  •
  the cost and availability of transmission capacity for the energy generated by AERG's facilities or required to satisfy energy sales made by CILCO and AERG;

  •
  legal and administrative proceedings; and

  •
  acts of sabotage, war, terrorism or intentionally disruptive acts.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 DESCRIPTION OF SENIOR SECURED DEBT SECURITIES

General

        The senior secured debt securities will be issued under, and secured by, our senior secured indenture dated as of June 1, 2006, as amended or supplemented, which we refer to collectively as the "senior secured indenture," between The Bank of New York Mellon Trust Company, N.A., as senior secured trustee, and us. The senior secured indenture and the form of supplemental indenture or other instrument establishing the senior secured debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference into, the registration statement of which this prospectus is a part. The senior secured indenture will be qualified under the Trust Indenture Act of 1939. The senior secured debt securities of all series that may be issued under the senior secured indenture are referred to under this caption as "senior secured debt securities." The following summaries of certain provisions of the senior secured indenture do not purport to be complete and are subject to, and qualified in their entirety by, all provisions of the senior secured indenture.

Security; Release Date

        Until the release date (as defined below), all of the senior secured debt securities outstanding under the senior secured indenture will be secured by one or more series of our first mortgage bonds, which we refer to as the "senior note mortgage bonds," issued and delivered by us to the senior secured trustee. On the date of original issuance of a series of senior secured debt securities before the release date, we will simultaneously issue and deliver to the senior secured trustee under the senior secured indenture, as security for all the senior secured debt securities being issued, a corresponding series of senior note mortgage bonds. Each series of senior note mortgage bonds will have the same interest rate, interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregate principal amount as the series of such senior secured debt securities to which they relate. These senior note mortgage bonds will secure the related series of senior secured debt securities. Until the release date, the senior secured debt securities will be secured ratably with our first mortgage bonds in the collateral pledged to secure such bonds.

        Payment by us to the senior secured trustee of principal of, premium, if any, and interest on each series of senior note mortgage bonds will be applied by the senior secured trustee to satisfy our obligations with respect to principal of, premium, if any, and interest on the related series of senior secured debt securities. As provided in the supplemental indenture to the first mortgage indenture relating to the senior note mortgage bonds, our obligations to make payments with respect to the principal of, premium, if any, and interest on each series of senior note mortgage bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium, if any, and interest on the related series of senior secured debt securities, shall have been fully or partially paid or there shall have been deposited with the senior secured trustee pursuant to the senior secured indenture sufficient available funds to fully or partially pay the then due principal or, premium, if any, and interest on the related series of senior secured debt securities.

        The release date will be the date that all of our first mortgage bonds issued and outstanding under the first mortgage indenture, other than the senior note mortgage bonds, have been retired—at, before or after the maturity thereof—through payment, redemption or otherwise, including those first mortgage bonds deemed to be paid within the meaning of the first mortgage indenture. On the release date, the senior secured trustee will deliver to us for cancellation all the senior note mortgage bonds and, not later than 30 days thereafter, will provide notice to all holders of senior secured debt securities of the occurrence of the release date. As a result, on the release date, the senior note mortgage bonds shall cease to secure the senior secured debt securities, and the senior secured debt securities will become our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding, unless otherwise secured as described in this prospectus or any prospectus supplement. If any event of default under the senior secured indenture or the first mortgage indenture has occurred and is continuing on the date that the release date would otherwise occur, the release date will be postponed until the event of default has been cured.

        Until the release date, the senior secured debt securities will rank equally as to security with all of our other current and future secured debt issued and outstanding under the first mortgage indenture, will be effectively senior to any of our current and future senior debt (as to the collateral pledged) and will rank senior in right of payment to any of our current and future subordinated debt.

        Each series of senior note mortgage bonds will be a series of our first mortgage bonds, all of which are secured by a lien on certain property we own, as described under "Description of Senior Note Mortgage Bonds and First Mortgage Indenture—Priority and Security." Upon the payment or cancellation of any outstanding senior secured debt securities, the senior secured trustee shall surrender to us for cancellation an equal principal amount of the related series of senior note mortgage bonds securing such senior secured debt securities. We have agreed not to permit, at any time prior to the release date, the aggregate principal amount of senior note mortgage bonds held by the senior secured trustee to be less than the aggregate principal amount of senior secured debt securities then outstanding. Prior to the release date, we may continue to issue first mortgage bonds under the first mortgage indenture and such first mortgage bonds may not be subject to release provisions. Following the release date, we have agreed to cause the first mortgage indenture to be discharged and we have agreed not to issue any additional first mortgage bonds under the first mortgage indenture. While we have agreed to be precluded after the release date from issuing additional first mortgage bonds under the first mortgage indenture, we have not agreed to be precluded under the senior secured indenture from issuing or assuming other secured debt, or incurring liens on our property, except to the extent indicated under "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Lease-Back Transactions," and except as may otherwise be indicated in the applicable prospectus supplement. The senior secured debt securities can become secured by certain of our property from and after the release date as explained below under "—Certain Covenants—Limitation on Liens."

Issuance of Senior Secured Debt Securities

        The senior secured indenture provides that senior secured debt securities may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the release date, the principal amount of senior secured debt securities that may be issued and outstanding under the senior secured indenture cannot exceed the principal amount of first mortgage bonds then held by the senior secured trustee under the senior secured indenture.

        The prospectus supplement applicable to each issuance of senior secured debt securities will specify:

  •
  the designation and any limitation on aggregate principal amount of the senior secured debt securities;

  •
  the original issue date for the senior secured debt securities and the date on which the senior secured debt securities will mature;

  •
  the interest rate or rates, or method of calculation of such rate or rates, for the senior secured debt securities, and the date from which interest shall accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest if other than the fifteenth day of the calendar month next preceding each interest payment date;

  •
  the terms, if any, regarding the optional or mandatory redemption of the senior secured debt securities, including redemption date or dates of the senior secured debt securities, if any, and the price or prices applicable to such redemption;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the senior secured debt securities may be repaid, in whole or in part, at the option of the holder thereof;

  •
  if prior to the release date, the designation of the related series of senior note mortgage bonds being delivered to the senior secured trustee in connection with the issuance of the senior secured debt securities; and

  •
  any other terms of the senior secured debt securities not inconsistent with the senior secured indenture.

        Unless otherwise indicated in the applicable prospectus supplement, the senior secured debt securities will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

        There is no requirement under the senior secured indenture that our future issuances of senior unsecured debt securities be issued exclusively under the senior secured indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in the senior secured indenture or applicable to one or more issuances of senior secured debt securities, in connection with future issuances of other senior unsecured debt securities, including as described in this prospectus under "Description of Senior Unsecured Debt Securities."

        The senior secured indenture provides that the senior secured debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may have differing redemption provisions and may bear interest at differing rates. We need not issue all senior secured debt securities of one series at the same time and we may reopen a series without the consent of the holders of the senior secured debt securities of that series, for issuances of additional senior secured debt securities of that series.

        There are no provisions in the senior secured indenture or the senior secured debt securities that require us to redeem, or permit the holders to cause a redemption of, the senior secured debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, each series of senior secured debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of a nominee of The Depository Trust Company, as depository, which we refer to as "DTC," and deposited with, or on behalf of, the depository. Except as set forth under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have senior secured debt securities registered in their names, will not receive or be entitled to receive physical delivery of any senior secured debt securities and will not be considered the registered holder thereof under the senior secured indenture.

        Senior secured debt securities of any series will be exchangeable for other senior secured debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

        Unless otherwise indicated in the applicable prospectus supplement, senior secured debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed written instrument of transfer—at the office of the senior secured trustee maintained for such purpose with respect to any series of senior secured debt securities, without service charge but upon payment of any taxes and other governmental charges as described in the senior secured indenture. Such transfer or exchange will be effected upon the senior secured trustee and us being satisfied with the documents of title and indemnity of the person making the request.

        In the event of any redemption of senior secured debt securities of any series, the senior secured trustee will not be required to exchange or register a transfer of any senior secured debt securities of such series selected, called or being called for redemption except, in the case of any senior secured debt security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

        Principal of and interest and premium, if any, on senior secured debt securities issued in the form of global securities will be paid in the manner described below under "Book-Entry System."

        Unless otherwise indicated in the applicable prospectus supplement, interest on senior secured debt securities, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears in the register for the senior secured debt securities maintained by the senior secured trustee; provided, however, a holder of senior secured debt securities of one or more series under the senior secured indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if the senior secured trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date. Unless otherwise indicated in the applicable prospectus supplement, the principal of, and interest at maturity and premium, if any, on, senior secured debt securities in the form of certificated securities will be payable in immediately available funds at the office of the senior secured trustee or at the authorized office of any paying agent upon presentation and surrender of such senior secured debt securities.

        All monies we pay to the senior secured trustee for the payment of principal of, and interest or premium, if any, on, any senior secured debt security which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to us, subject to applicable abandoned property laws, and the holder of such senior secured debt security will thereafter look only to us for payment thereof.

        In any case where the date of maturity of the principal of or any premium or interest on any senior secured debt security or the date fixed for redemption of any senior secured debt security is not a Business Day (as defined herein), then payment of that principal or any premium or interest need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and, in the case of timely payment thereof, no interest shall accrue for the period from and after such interest payment date or the date on which the principal or premium of the senior secured debt security is stated to be payable to such next succeeding Business Day.

Redemption Provisions

        Any terms for the optional or mandatory redemption of the senior secured debt securities will be indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the senior secured debt securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the senior secured debt securities of a series are to be redeemed, the particular senior secured debt securities to be redeemed will be selected by the senior secured trustee in such manner as it shall deem appropriate and fair.

        Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the senior secured trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on such senior secured debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior secured debt securities.

Events of Default

        The following constitute events of default under the senior secured indenture with respect to the senior secured debt securities:

  •
  default in the payment of principal of and premium, if any, on any senior secured debt securities when due and payable;

  •
  default in the payment of interest on any senior secured debt securities when due and payable which continues for 60 days;

  •
  default in the performance or breach of any of our other covenants or warranties in the senior secured debt securities or in the senior secured indenture and the continuation thereof for 60 days after written notice thereof to us by the senior secured trustee or to the senior secured trustee and us by the holders of at least 25% in aggregate principal amount of the outstanding senior secured debt securities is given;

  •
  prior to the release date, the occurrence of a default as defined in the first mortgage indenture; provided, however, that the waiver or cure of such default under the first mortgage indenture and the rescission and annulment of the consequences thereof under the first mortgage indenture shall constitute a waiver of the corresponding event of default under the senior secured indenture and a rescission and annulment of the consequences thereof under the senior secured indenture; and

  •
  the occurrence of events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us, whether voluntary or involuntary, specified in the senior secured indenture, including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any other corporate actions in furtherance of the foregoing.

        If an event of default under the senior secured indenture occurs and is continuing, either the senior secured trustee or the holders of not less than 33% in aggregate principal amount of the outstanding senior secured debt securities may declare, by notice in writing, the principal amount of and interest on all senior secured debt securities to be due and payable immediately. Upon such acceleration of the senior secured debt securities, the senior note mortgage bonds and other first mortgage bonds securing senior secured debt securities shall be immediately redeemable upon demand of the senior secured trustee, and surrender thereof to the mortgage trustee, at a redemption price of 100% of the principal amount thereof, together with interest to the redemption date. At any time after an acceleration of the senior secured debt securities has been declared, but before a judgment or decree for the payment of the principal amount of the senior secured debt securities has been obtained, and provided the acceleration of all senior note mortgage bonds and other first mortgage bonds securing senior secured debt securities has not occurred, if we pay or deposit with the senior secured trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and any amounts due to the senior secured trustee, and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the senior secured debt securities.

        The senior secured indenture provides that the senior secured trustee generally will be under no obligation to exercise any of its rights or powers under the senior secured indenture at the request or direction of any of the holders of senior secured debt securities unless such holders have offered to the senior secured trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for indemnity and certain other limitations contained in the senior secured indenture, the holders of a majority in principal amount of the outstanding senior secured debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior secured trustee, or of exercising any trust or power conferred on the senior secured trustee. The holders of a majority in principal amount of the outstanding senior secured debt securities generally will have the right to waive any past default or event of default under the senior secured indenture, except a default in the payment of principal, premium or interest on the senior secured debt securities. The senior secured indenture provides that no holder of senior secured debt securities may institute any action against us under the senior secured indenture unless such holder previously shall have given to the senior secured trustee written notice of default and continuance thereof and unless the holders of not less than a majority in aggregate principal amount of senior secured debt securities shall have requested the senior secured trustee to institute such action and shall have offered the senior secured trustee reasonable indemnity satisfactory to it, and the senior secured trustee shall not have instituted such action within 60 days of such request. Furthermore, no holder of senior secured debt securities will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior secured debt securities.

        Notwithstanding that the right of a holder of senior secured debt securities to institute a proceeding with respect to the senior secured indenture is subject to certain conditions precedent, each holder of senior secured debt securities has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such senior secured debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of senior secured debt securities.

        The senior secured indenture provides that the senior secured trustee, within 90 days after it receives notice of the occurrence of a default with respect to the senior secured debt securities, is required to give the holders of the senior secured debt securities notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any senior secured debt securities, the senior secured trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We are required to deliver to the senior secured trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with the conditions and covenants under the senior secured indenture.

Modification

        The senior secured trustee and we may modify and amend the senior secured indenture with the consent of the holders of a majority in principal amount of the outstanding senior secured debt securities affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding senior secured debt security affected thereby:

  •
  change the maturity date of any senior secured debt security;

  •
  reduce the rate, or change the method of calculation thereof, or extend the time of payment of interest on any senior secured debt security;

  •
  reduce the principal amount of, or premium payable on, any senior secured debt security;

  •
  change the coin or currency of any payment of principal of, or any premium or interest on, any senior secured debt security;

  •
  change the date on which any senior secured debt security may be redeemed at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior secured debt security;

  •
  impair the interest of the senior secured trustee in any series of first mortgage bonds securing the senior secured debt securities held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior secured debt securities to an amount less than the principal amount of the related series of senior secured debt securities or alter the payment provisions of those first mortgage bonds in a manner adverse to the holders of the senior secured debt security; or

  •
  modify the foregoing requirements or reduce the percentage of outstanding senior secured debt securities necessary to modify or amend the senior secured indenture or to waive any past default to less than a majority.

        The senior secured trustee and we may modify and amend the senior secured indenture without the consent of the holders in certain cases, including:

  •
  to change or eliminate any of the provisions of the senior secured indenture, provided that any such change or elimination shall become effective only when there is no outstanding senior secured debt securities created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or such change or elimination is applicable only to senior secured debt securities issued after the effective date of such change or elimination;

  •
  to establish the form of the senior secured debt securities of any series as permitted by the senior secured indenture or to establish or reflect any terms of the senior secured debt securities of any series as determined by the senior secured indenture;

  •
  to evidence the succession of another corporation to us as permitted by the senior secured indenture, and the assumption by any successor of our covenants in the senior secured indenture and in the senior secured debt securities;

  •
  to grant or confer upon the senior secured trustee for the benefit of the holders of one or more series of senior secured debt securities any additional rights, remedies, powers or authority;

  •
  to permit the senior secured trustee to comply with any duties imposed upon it by law;

  •
  to specify further the duties and responsibilities of, and to define further the relationships among, the senior secured trustee, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the senior secured indenture;

  •
  to add to our covenants for the benefit of the holders of one or more series of senior secured debt securities or to surrender a right conferred on us in the senior secured indenture;

  •
  to add further security for the senior secured debt securities;

  •
  to add an event of default with respect to one or more series of senior secured debt securities;

  •
  to add provisions permitting us to be released with respect to one or more series of outstanding senior secured debt securities from our obligations under the covenants described under "—Certain Covenants—Limitation on Liens," "—Certain Covenants—Limitation on Sale and Lease-Back Transactions" and "—Consolidation, Merger and Sale or Disposition of Assets," upon satisfaction of conditions with respect to such series of senior secured debt securities that are the same as those described under "—Defeasance and Discharge," except that the opinion of tax counsel referred to in that section need not be based upon an external tax pronouncement;

  •
  to comply with our obligations with respect to limitations on liens in the senior secured indenture;

  •
  to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

  •
  to make any other change that is not prejudicial to the holders of senior secured debt securities.

        A supplemental indenture which changes or eliminates any covenant or other provision of the senior secured indenture, or any supplemental indenture which has expressly been included solely for the benefit of one or more series of senior secured debt securities, or which modifies the rights of the holders of senior secured debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the senior secured indenture of the holders of senior secured debt securities of any other series.

Defeasance and Discharge

        The senior secured indenture provides that we will be discharged from any and all obligations in respect of the senior secured debt securities and the senior secured indenture, except for certain obligations such as obligations to register the transfer or exchange of senior secured debt securities, replace stolen, lost or mutilated senior secured debt securities and maintain paying agencies, if, among other things, we irrevocably deposit with the senior secured trustee, in trust for the benefit of holders of senior secured debt securities, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior secured debt securities on the dates such payments are due in accordance with the terms of the senior secured indenture and the senior secured debt securities; provided that, unless all of the senior secured debt securities are to be due within 90 days of such deposit by redemption or otherwise, we shall also have delivered to the senior secured trustee an opinion of counsel expert in federal tax matters to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or similar pronouncement by the Internal Revenue Service or that there has been a change in law, in either case to the effect that the holders of the senior secured debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the senior secured indenture and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent such defeasance or discharge of the senior secured indenture. Thereafter, the holders of senior secured debt securities must look only to such deposit for payment of the principal of, and interest and any premium on, the senior secured debt securities.

Consolidation, Merger and Sale or Disposition of Assets

        We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person unless:

  •
  the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia;

  •
  the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the senior secured debt securities and the performance of every covenant of the senior secured indenture to be performed or observed by us; and

  •
  if such consolidation, merger, sale or disposition occurs prior to the release date, the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition assumes by a supplemental indenture to the first mortgage indenture our obligations under the first mortgage indenture with respect to the senior note mortgage bonds and other first mortgage bonds securing senior secured debt securities.

        Upon any such consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the senior secured indenture with the same effect as if such successor corporation or person had been named as us therein and we will be released from all obligations under the senior secured indenture. For purposes of the senior secured indenture, the conveyance or other transfer by us of:

  •
  all of our facilities for the transmission of electric energy; or

  •
  all of our facilities for the distribution of natural gas; or

  •
  the common stock we hold of our subsidiary, AmerenEnergy Resources Generating Company;

in each case considered alone or in any combination with properties described in any other clause, shall in no event be deemed to constitute a conveyance or other transfer of all our properties, as or substantially as an entirety.

Certain Covenants

  Limitation on Liens

        The senior secured indenture provides, so long as any senior secured debt securities are outstanding, we may not issue, assume, guarantee or permit to exist after the release date any Debt (as defined herein) that is secured by any mortgage, security interest, pledge, lien or other encumbrance ("Lien") of or upon any of our Operating Property (as defined herein), whether owned at the date of the senior secured indenture or thereafter acquired, without in any such case effectively securing the senior secured debt securities (together with, if we shall so determine, any of our other indebtedness ranking senior to, or equally with, the senior secured debt securities) equally and ratably with such Debt (but only so long as such Debt is so secured).

        The foregoing restriction will not apply to:

  (1)
  Liens on Operating Property existing at the time of acquisition by us (which Liens may also extend to subsequent repairs, alterations and improvements to such Operating Property);

  (2)
  Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of all or substantially all its properties (or those of a division) to, us;

  (3)
  Liens on Operating Property to secure all or part of the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

  (4)
  Liens in favor of any State, or any department, agency or instrumentality or political subdivision of any State, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

  (5)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (4); provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

Also, the foregoing restriction will not apply to the issuance, assumption or guarantee by us of Debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to an aggregate principal amount which, together with all our other secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under any of the foregoing exceptions in clauses (1) to (5) and Sale and Lease-Back Transactions that are permitted by the first sentence of "—Limitation on Sale and Lease-Back Transactions"), does not exceed 15% of Capitalization (as defined herein).

  Limitation on Sale and Lease-Back Transactions

        The senior secured indenture provides that so long as any senior secured debt securities are outstanding, we may not enter into or permit to exist after the release date any Sale and Lease-Back Transaction (as defined herein) with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of (i) the completion of the acquisition and (ii) the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

  (1)
  we would be entitled pursuant to any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under "—Limitation on Liens" to issue, assume, guarantee or permit to exist Debt secured by a Lien on such Operating Property without equally and ratably securing the senior secured debt securities;

  (2)
  after giving effect to such Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the second sentence of the second paragraph under "—Limitation on Liens," at least $1.00 of additional Debt secured by Liens (other than Liens permitted by clause (1)); or

  (3)
  we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of senior secured debt securities or our other Debt ranking senior to, or equally with, the senior secured debt securities, subject to reduction for senior secured debt securities and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

  Certain Definitions

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions or trust companies in the Borough of Manhattan, the City and State of New York, or in the city where the corporate trust office of the senior secured trustee is located, are obligated or authorized by law or executive order to close.

        "Capitalization" means the total of all the following items appearing on, or included in, our consolidated balance sheet:

  (1)
  liabilities for Debt (excluding debt relating to any securitization transaction authorized by an order of the Illinois Commerce Commission pursuant to state legislation authorizing such securitization) maturing more than twelve (12) months from the date of determination; and

  (2)
  common stock, preferred stock or other preferred securities, premium on capital stock, capital surplus, capital in excess of par value and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

Subject to the foregoing, Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and that are approved by independent accountants regularly retained by us, and may be determined as of a date not more than sixty (60) days prior to the happening of an event for which such determination is being made.

        "Debt" means any of our outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities, or guarantees of any thereof.

        "Operating Property" means:

  (1)
  any interest in real property owned by us; and

  (2)
  any asset owned by us that is depreciable in accordance with generally accepted accounting principles in the United States, or GAAP, excluding, in either case, any interest of us as lessee under any lease which has been or would be capitalized on the books of the lessee in accordance with GAAP (except for a lease that results from a Sale and Lease-Back Transaction).

        "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the senior secured indenture.

        "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of:

  (1)
  the net proceeds to us from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction; and

  (2)
  the net book value of such property, as determined in accordance with generally accepted accounting principles by us at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease.

Voting of Senior Note Mortgage Bonds Held by Senior Secured Trustee

        The senior secured trustee, as the holder of the senior note mortgage bonds, will attend any meeting of bondholders under the first mortgage indenture, or, at its option, will deliver its proxy in connection therewith relating to matters with respect to which it is entitled to vote or consent. So long as no event of default under the senior secured indenture shall have occurred or be continuing, the senior secured trustee shall vote all senior note mortgage bonds (and other first mortgage bonds securing senior secured debt securities) then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the first mortgage indenture, the holders of which are eligible to vote or consent; provided, however, that the senior secured trustee shall not so vote in favor of, or so consent to, any amendment or modification of the first mortgage indenture which, if it were an amendment or modification of the senior secured indenture, would require the consent of holders of senior secured debt securities as described under "—Modification," without the prior consent of holders of senior secured debt securities that would be required for such an amendment or modification of the senior secured indenture.

Resignation or Removal of Senior Secured Trustee

        The senior secured trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The senior secured trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the senior secured trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding senior secured debt securities. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the senior secured trustee upon notice to the holder of each senior secured debt security outstanding and the senior secured trustee, and appointment of a successor trustee.

Concerning the Senior Secured Trustee

        We and our affiliates maintain corporate trust and other normal banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates. The senior secured indenture provides that our obligations to compensate the senior secured trustee and reimburse the senior secured trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior secured debt securities upon all property and funds held or collected by the senior secured trustee as such.

Governing Law

        The senior secured indenture and senior secured debt securities will be governed by New York law.

 DESCRIPTION OF FIRST MORTGAGE BONDS AND FIRST MORTGAGE INDENTURE

General

        Each series of senior note mortgage bonds will be a series of first mortgage bonds issued under our Indenture of Mortgage and Deed of Trust dated as of April 1, 1933, with Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as mortgage trustee, as amended, supplemented, and assumed by the Indenture of Mortgage and Deed of Trust, dated as of July 1, 1933, between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as mortgage trustee, as supplemented, modified or amended, which we collectively refer to as the "first mortgage indenture." The following summaries of certain provisions of the first mortgage indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the first mortgage indenture which is an exhibit to the registration statement of which this prospectus is a part and which is incorporated into this prospectus by reference.

        The first mortgage bonds will be issued directly or as security for our obligations under the senior secured indenture and the senior secured debt securities issued thereunder. We refer to first mortgage bonds issued to secure our obligations under the senior secured indenture and the senior secured debt securities issued thereunder as senior note mortgage bonds.

        The prospectus supplement applicable to each series of first mortgage bonds, other than senior note mortgage bonds, will specify, among other things:

  •
  the designation of such first mortgage bonds;

  •
  the date or dates on which the principal of such first mortgage bonds is payable;

  •
  the interest rate or rates for such first mortgage bonds and the date or dates from which interest shall accrue;

  •
  the dates on which interest will be payable;

  •
  the record dates for payments of interest;

  •
  the option, if any, for us to redeem such first mortgage bonds and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such first mortgage bonds may be redeemed;

  •
  our obligation, if any, to redeem or purchase such first mortgage bonds pursuant to any sinking fund or at the option of the holder and the terms and conditions upon which such first mortgage bonds will be redeemed; and

  •
  any other terms not inconsistent with the provisions of the first mortgage indenture.

        Unless otherwise indicated in the applicable prospectus supplement, first mortgage bonds will be issued in denominations of $1,000 and integral multiples thereof.

        The senior note mortgage bonds will correspond to the corresponding series of senior secured debt securities in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal of or premium, if any, or interest on the senior secured debt securities, senior note mortgage bonds of the corresponding series in a principal amount equal to the principal amount of such senior secured debt securities will, to the extent of such payment of principal, premium or interest, be deemed fully paid and our obligation to make such payment shall be discharged.

        Principal of and interest and premium, if any, on first mortgage bonds, issued in the form of global securities will be paid in the manner described below under "Book-Entry System."

Redemption Provisions

        The senior note mortgage bonds will be redeemed on the respective dates and in the respective principal amounts that correspond to the redemption dates for, and the principal amounts to be redeemed of, the corresponding series of senior secured debt securities. The senior note mortgage bonds will not be entitled to any covenant providing for the retirement or amortization of senior note mortgage bonds outstanding or for the certification of expenditures for bondable property in lieu of such retirement.

        In the event of an event of default under the senior secured indenture and acceleration of the senior secured debt securities, the senior note mortgage bonds will be immediately redeemable in whole, upon demand of the senior secured trustee, and surrender thereof to the mortgage corporate trustee, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the redemption date.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, other than senior note mortgage bonds, each series of first mortgage bonds will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of a nominee of The Depository Trust Company, as depository, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have first mortgage bonds registered in their names, will not receive or be entitled to receive physical delivery of any first mortgage bonds and will not be considered the registered holders thereof under the first mortgage indenture.

        First mortgage bonds may be exchanged for other first mortgage bonds of any authorized denominations of a like aggregate principal amount and tenor. Subject to the terms of the first mortgage indenture and any limitations applicable to global securities, first mortgage bonds may be transferred without charge to the holders thereof other than for applicable governmental taxes. Notwithstanding the foregoing, we will not be required to transfer or exchange any first mortgage bonds during a period beginning at the opening of business 15 days before any selection of first mortgage bonds to be redeemed and ending at the close of business on the day notice of redemption is mailed, or that is called or being called for redemption except, in the case of any first mortgage bond to be redeemed in part, the portion thereof not to be so redeemed.

        The senior note mortgage bonds will be immediately delivered to, and registered in the name of, the senior secured trustee. The senior secured indenture provides that the senior secured trustee shall not transfer any senior note mortgage bonds except to a successor trustee, to us, as provided in the senior secured indenture, or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of us. The senior secured trustee shall generally vote the senior note mortgage bonds proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding, as described under "Description of Senior Secured Debt Securities—Voting of Senior Note Mortgage Bonds Held by Senior Secured Trustee."

Priority and Security

        The first mortgage bonds, including the senior note mortgage bonds, will be issued under and secured by the first mortgage indenture which, in the opinion of Craig W. Stensland, Associate General Counsel of Ameren Services Company, an affiliate that provides legal and other professional services to us, is a direct first lien on substantially all of our fixed property and franchises, used and useful in our public utility business, subject only to excepted encumbrances as defined in the first mortgage indenture.

        The first mortgage indenture permits the acquisition of property subject to prior liens existing at the time of acquisition, but provides that no first mortgage bonds may be authenticated nor funded cash be withdrawn nor funded property be released upon the basis of any property additions subject to prior liens unless money is deposited for the purchase, payment or redemption of the prior lien bonds secured by such prior liens.

        Under the first mortgage indenture, first mortgage bonds issued upon the basis of specially classified properties (i.e., properties other than electric, gas or steam properties, or property additions not located in Illinois and not connected with our system), and certain other items, shall not exceed 15% of the principal amount of first mortgage bonds outstanding under the first mortgage indenture.

Issuance of Additional First Mortgage Bonds

        The first mortgage indenture permits the issuance of additional first mortgage bonds (a) to the extent of 60% of the cost or then fair value to us, whichever is less, of unfunded property additions (as defined in the first mortgage indenture), (b) upon the retirement of first mortgage bonds previously issued under the first mortgage indenture, or (c) upon the deposit of cash equal to the principal amount of first mortgage bonds requested. Deposited cash may be withdrawn in lieu of the authentication of first mortgage bonds to which we would otherwise be entitled or against 60% of unfunded property additions certified to the mortgage trustee or against the deposit of first mortgage bonds or may be applied to the purchase or redemption of first mortgage bonds.

        Additional first mortgage bonds may not be authenticated as described in clause (a) or (c) above (or under certain circumstances as described in clause (b) above) unless net earnings (as defined in the first mortgage indenture) for 12 consecutive months within the 15 preceding calendar months shall have been at least equal to twice the annual interest requirements on, or at least 12% of the principal amount of, all first mortgage bonds outstanding, including those proposed to be authenticated, and all outstanding prior lien indebtedness. Net earnings are computed before charges for renewals, replacements and depreciation but after deducting the amount by which 15% of the gross operating revenues during such period exceeds the amount expended for current repairs and maintenance. The aggregate cost of electric energy, gas and steam purchased for resale is deducted in computing gross operating revenues.

Maintenance Provisions

        The first mortgage indenture provides for the annual deposit with the mortgage trustee of cash or first mortgage bonds (or in lieu thereof, the certification of unfunded property additions) equal to the amount, if any, by which 15% of the gross earnings (as defined in the first mortgage indenture) during the preceding calendar year exceeds the aggregate amounts expended during such period for repairs, maintenance and replacements. The aggregate cost of electric energy, gas and steam purchased for resale is deducted in computing gross earnings. A credit balance established in any year may be carried forward and utilized to meet the requirements during a later period or to effect the withdrawal of deposited cash or bonds or to unfunded property additions previously certified.

Release and Substitution of Property

        The first mortgage indenture provides that, subject to various limitations, property may be released from the lien thereof, whether or not sold or otherwise disposed of by us, upon the basis of cash deposited with the mortgage trustee, purchase money obligations or first mortgage bonds delivered to the mortgage trustee, prior lien bonds delivered to the mortgage trustee or reduced or assumed, or unfunded property additions certified to the mortgage trustee.

        The first mortgage indenture permits the cash proceeds of released property to be withdrawn against unfunded property additions certified to the mortgage trustee or against the deposit of first mortgage bonds or the deposit or reduction of prior lien bonds or to be applied to the purchase or redemption of first mortgage bonds.

Regarding the Mortgage Trustee

        Deutsche Bank Trust Company Americas is the mortgage trustee under the first mortgage indenture. In the ordinary course of its business, Deutsche Bank Trust Company Americas and its affiliates have engaged in commercial banking or investment banking transactions with us and certain of our affiliates.

Enforcement Provisions

        The first mortgage indenture provides that, upon the occurrence of certain events of default, the mortgage trustee or the holders of 20% in principal amount of outstanding first mortgage bonds may declare the principal of all outstanding first mortgage bonds immediately due and payable, but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding first mortgage bonds may annul such declaration and its consequences.

        The holders of a majority in principal amount of outstanding first mortgage bonds may direct the method and place of conducting any proceeding for the enforcement of the first mortgage indenture. No holder of any first mortgage bond has any right to institute any proceeding to enforce the first mortgage indenture or any remedy thereunder, unless such holder shall have previously given to the mortgage trustee written notice of a default and the holders of 20% in principal amount of outstanding first mortgage bonds shall have requested the mortgage trustee to take action and offered to the mortgage trustee indemnity against costs, expenses and liabilities. The mortgage trustee is required to take notice of or to take action in respect of any default or otherwise, or toward the execution or enforcement of any of the trusts created under the first mortgage indenture, or to institute, appear in or defend any suit or other proceedings in connection therewith, only if requested in writing by the holders of a majority in principal amount of the first mortgage bonds then outstanding and if properly indemnified to its satisfaction.

Modification of the First Mortgage Indenture

        The first mortgage indenture currently provides for the amendment or modification thereof in only limited respects, none of which may have an adverse effect upon holders of then outstanding first mortgage bonds. We have reserved the right, without any consent or other action by holders of any senior note mortgage bonds, or any subsequent series of first mortgage bonds, to amend the first mortgage indenture to provide that the first mortgage indenture, our rights and obligations and the rights of the bondholders may be modified with the consent of the holders of not less than 60% in principal amount of the first mortgage bonds adversely affected; provided, however, that no modification shall (1) extend the time, or reduce the amount, of any payment on any first mortgage bond, without the consent of the holder of each first mortgage bond so affected, (2) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the first mortgage indenture, without the consent of the holders of all first mortgage bonds then outstanding, or (3) reduce the above percentage of the principal amount of first mortgage bonds, the holders of which are required to approve any such modification, without the consent of the holders of all first mortgage bonds then outstanding.

Defaults and Notice Thereof

        The following events are defined as "completed defaults" by the first mortgage indenture:

  •
  default in the payment of principal;

  •
  default for 90 days in the payment of interest;

  •
  default in the payment of principal or interest on prior lien bonds;

  •
  default in the covenants with respect to bankruptcy, insolvency or receivership; and

  •
  default for 90 days after notice in the performance of other covenants.

        A failure by us to deposit or direct the application of money for the redemption of first mortgage bonds called for redemption also constitutes a completed default under the first mortgage indenture. The mortgage trustee may withhold notice of default (except in payment of principal, interest or any fund for the retirement of first mortgage bonds) if the mortgage trustee determines that it is in the interests of the bondholders.

Evidence as to Compliance with Conditions and Covenants

        The first mortgage indenture requires us to furnish to the mortgage trustee, among other things, a certificate of officers and an opinion of counsel as evidence of compliance with conditions precedent provided for therein; a certificate of an engineer (who, in certain instances, must be an independent engineer) with respect to the fair value of property certified or released; and a certificate of an accountant (who, in certain instances, must be an independent public accountant) as to compliance with the net earnings requirements. Various certificates and other documents are required to be filed periodically or upon the happening of certain events.

 DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

General

        The senior unsecured debt securities will represent unsecured obligations of CILCO. We may issue the senior unsecured debt securities in one or more series under an indenture between us and a trustee (the "indenture"). The form of indenture and the form of supplemental indenture or other instrument establishing the senior unsecured debt securities of a particular series are or will be filed as exhibits to the registration statement of which this prospectus is a part. The indenture will be qualified under the Trust Indenture Act of 1939. The following summaries of certain provisions of the indenture and the senior unsecured debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the indenture and the senior unsecured debt securities.

        There will be no requirement under the indenture that our future issuances of senior unsecured debt securities be issued exclusively under the indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issuances of senior unsecured debt securities in connection with future issuances of other senior unsecured debt securities.

        The indenture will provide that the senior unsecured debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all senior unsecured debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior unsecured debt securities of that series, for issuances of additional senior unsecured debt securities of that series. Unless otherwise described in the applicable prospectus supplement, the indenture will not limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

Ranking

        The senior unsecured debt securities will be our direct unsecured general obligations and will rank equally in right of payment with all of our other senior debt and will be effectively junior to all of our secured debt, including our first mortgage bonds, as to the collateral pledged to secure this debt.

Provisions of a Particular Series

        The prospectus supplement applicable to each issuance of senior unsecured debt securities will specify, among other things:

  •
  the title and any limitation on aggregate principal amount of the senior unsecured debt securities;

  •
  the original issue date of the senior unsecured debt securities;

  •
  the date or dates on which the principal of any of the senior unsecured debt securities is payable;

  •
  the interest rate or rates, or method of calculation of such rate or rates, for the senior unsecured debt securities, and the date from which interest will accrue;

  •
  the terms, if any, regarding the optional or mandatory redemption of any senior unsecured debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

  •
  the denominations in which such senior unsecured debt securities will be issuable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which any senior unsecured debt securities may be repaid, in whole or in part, at the option of the holder thereof;

  •
  the establishment of any office or agency where senior unsecured debt securities may be presented for payment, exchange or registration of transfer;

  •
  any addition to the events of default applicable to that series of senior unsecured debt securities or the covenants for the benefit of the holders of that series;

  •
  any securities exchange on which the senior unsecured debt securities will be listed; and

  •
  any other terms of the senior unsecured debt securities not inconsistent with the provisions of the applicable indenture.

        Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in the indenture or the senior unsecured debt securities that require us to redeem, or permit the holders to cause a redemption of, those senior unsecured debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control, or grant security for other of our indebtedness.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, each series of senior unsecured debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of The Depository Trust Company, as depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have senior unsecured debt securities registered in their names, will not receive or be entitled to receive physical delivery of any senior unsecured debt securities and will not be considered the registered holders thereof under the indenture.

        Senior unsecured debt securities of any series will be exchangeable for other senior unsecured debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the indenture and the limitations applicable to global securities, senior unsecured debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the indenture.

        Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the senior unsecured debt securities of each series.

Payment and Paying Agents

        Principal of and interest and premium, if any, on senior unsecured debt securities issued in the form of global securities will be paid in the manner described under "Book-Entry System."

        Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on senior unsecured debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such senior unsecured debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the senior unsecured debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the senior unsecured debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears on the register for such senior unsecured debt securities maintained by the applicable trustee; provided, however, a holder of certificated securities in the aggregate principal amount of $10,000,000 or more will be entitled to receive payments of interest by wire transfer of immediately available funds to a bank within the continental United States if the trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date.

        All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium, if any, or interest on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Redemption

        Any terms for the optional or mandatory redemption of the senior unsecured debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, senior unsecured debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the senior unsecured debt securities of a series are to be redeemed, the particular senior unsecured debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

        Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such senior unsecured debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such senior unsecured debt securities.

Events of Default

        Each of the following will constitute an event of default under the indenture with respect to senior unsecured debt securities of any series:

  •
  failure to pay principal of or premium, if any, on any senior unsecured debt security of such series when due and payable;

  •
  failure to pay interest on the senior unsecured debt securities of such series within 30 days after the same becomes due and payable;

  •
  failure to perform or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty solely for the benefit of one or more series of senior unsecured debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding senior unsecured debt securities of such series;

  •
  failure to pay when due and payable, after the expiration of any applicable grace period, any portion of the principal of our Debt ("Debt" means any of our outstanding funded obligations for money borrowed, whether or not evidenced by notes, debentures, bonds or other securities, reimbursement obligations under letters of credit, or guarantees of any such obligations issued by others) pursuant to a bond, debenture, note or other evidence of Debt in excess of $25,000,000 (including a default with respect to senior unsecured debt securities of any other series), or acceleration of such Debt for another default thereunder, without such Debt having been discharged, or such acceleration having been rescinded or annulled, within 30 days after written notice thereof to us by the trustee or to the trustee and us by the holders of at least 33% in aggregate principal amount of the senior unsecured debt securities of such series outstanding;

  •
  the occurrence of events of bankruptcy, insolvency, reorganization, assignment or receivership of CILCO, whether voluntary or involuntary, specified in the indenture including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding in which we are adjudicated a bankrupt, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any corporate action by us in furtherance of any of the foregoing; or

  •
  any other event of default specified in the applicable prospectus supplement with respect to senior unsecured debt securities of a particular series.

        No event of default with respect to the senior unsecured debt securities of a particular series necessarily constitutes an event of default with respect to the senior unsecured debt securities of any other series issued under the indenture.

        If an event of default with respect to any series of senior unsecured debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the senior unsecured debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of senior unsecured debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the senior unsecured debt securities of any one of such series.

        At any time after an acceleration with respect to the senior unsecured debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if

  •
  we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all senior unsecured debt securities of such series, the principal of and premium, if any, on the senior unsecured debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such senior unsecured debt securities, interest upon overdue installments of interest at the rate or rates specified in such senior unsecured debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the indenture; and

  •
  any other event or events of default with respect to the senior unsecured debt securities of such series, other than the nonpayment of the principal of and accrued interest on the senior unsecured debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the indenture.

        However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the senior unsecured debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of senior unsecured debt securities, the holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the senior unsecured debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the indenture and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee's sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

        The holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of any series may waive any past default under the indenture on behalf of all holders of senior unsecured debt securities of that series with respect to the senior unsecured debt securities of that series, except a default in the payment of principal of or any premium or interest on such senior unsecured debt securities. No holder of senior unsecured debt securities of any series may institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the senior unsecured debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity satisfactory to it, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of senior unsecured debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those senior unsecured debt securities.

        Notwithstanding the foregoing, each holder of senior unsecured debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such senior unsecured debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of senior unsecured debt securities.

        The trustee, within 90 days after it receives notice of the occurrence of a default with respect to the senior unsecured debt securities of any series, is required to give the holders of the senior unsecured debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the senior unsecured debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the senior unsecured debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the indenture, determined without regard to any period of grace or requirement of notice under the indenture.

Modification

        Without the consent of any holder of senior unsecured debt securities, the trustee for such senior unsecured debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

  •
  to supply omissions, cure any ambiguity or inconsistency or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of senior unsecured debt securities of any series in any material respect;

  •
  to change or eliminate any provision of the indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to senior unsecured debt securities of such series issued after the effective date of such change or elimination;

  •
  to establish the form or terms of senior unsecured debt securities of any series as permitted by the indenture;

  •
  to evidence the assumption of our covenants in the indenture and the senior unsecured debt securities by any permitted successor;

  •
  to grant to or confer upon the trustee for any senior unsecured debt securities for the benefit of the holders of such senior unsecured debt securities, any additional rights, remedies, powers or authority;

  •
  to permit the trustee for any senior unsecured debt securities to comply with any duties imposed upon it by law;

  •
  to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any senior unsecured debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of outstanding senior unsecured debt securities, to add to the security of all senior unsecured debt securities, to surrender any right or power conferred upon us by the indenture or to add any additional events of default with respect to all or any series of outstanding senior unsecured debt securities; and

  •
  to make any other change that is not prejudicial to the holders of any senior unsecured debt securities.

        Except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior unsecured debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior unsecured debt securities; provided, however, that if less than all of the series of senior unsecured debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior unsecured debt securities of all series so directly affected, considered as one class, will be required.

        Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding senior unsecured debt securities affected thereby:

  •
  change the maturity date of the principal of any debt security;

  •
  reduce the principal amount of, or premium payable on, any debt security;

  •
  reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

  •
  change the coin or currency of any payment of principal of, or any premium or interest on any debt security;

  •
  change the date on which any debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

  •
  modify the foregoing requirements or reduce the percentage of outstanding senior unsecured debt securities necessary to modify or amend the indenture or to waive any past default.

        A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more series of senior unsecured debt securities, or which modifies the rights of the holders of senior unsecured debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the indenture of the holders of the senior unsecured debt securities of any other series.

Defeasance and Discharge

        Unless the applicable prospectus supplement states otherwise, we may elect either:

  (1)
  to defease and be discharged from any and all obligations in respect of the senior unsecured debt securities of any series then outstanding under the indenture (except for certain obligations to register the transfer or exchange of the senior unsecured debt securities of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust); or

  (2)
  to be released from the obligations of the indenture with respect to the senior unsecured debt securities of any series under any covenants applicable to the senior unsecured debt securities of such series which are subject to covenant defeasance as described in the supplemental indenture or other instrument establishing such series.

        In the case of either (1) or (2), we are required to deposit, in trust, with the trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the senior unsecured debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us). This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture has occurred and is continuing on the date of the deposit, (B) the deposit will not cause the trustee to have any conflicting interest with respect to our other securities and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred.

        We may exercise our defeasance option under paragraph (1) with respect to senior unsecured debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option for senior unsecured debt securities of any series, payment of the senior unsecured debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for senior unsecured debt securities of any series, payment of the senior unsecured debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to the senior unsecured debt securities of any series under the indenture after exercising our covenant defeasance option and the senior unsecured debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the senior unsecured debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Consolidation, Merger and Sale or Disposition of Assets

        We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person, unless:

  •
  the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

  •
  the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the senior unsecured debt securities outstanding under the indenture and the performance of every covenant of the indenture to be performed or observed by us; and

  •
  we have delivered to the trustees for such senior unsecured debt securities an officer's certificate and an opinion of counsel as provided in the indenture.

        Upon any such consolidation, merger, sale, transfer or other disposition of our properties as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the indenture.

Resignation or Removal of Trustee

        The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to senior unsecured debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of senior unsecured debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee

        The indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable senior unsecured debt securities upon the property and funds held or collected by the trustee as such.

Governing Law

        The indenture and the related senior unsecured debt securities will be governed by New York law.

 DESCRIPTION OF PREFERRED STOCK

General

        The following statements describing our preferred stock are not intended to be a complete description but rather are a summary of certain preferences, privileges, restrictions and distinguishing characteristics relating to the preferred stock currently authorized by our Articles of Incorporation (the "Articles"). For additional information, please see our Articles and bylaws. Each of these documents has been previously filed with the SEC and each is an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Illinois. The other terms and provisions of each series of Preferred Stock (as defined below) will be set forth in the resolution adopted by our Board of Directors (the "Board") establishing such series of Preferred Stock and will be described in a prospectus supplement relating to such offering.

        Our authorized preferred stock consists of 1,500,000 shares of Preferred Stock ($100 par value) ("$100 Par Value Preferred"), issuable in series, 3,500,000 shares of Class A Preferred Stock without par value ("Class A Preferred"), issuable in series and 2,000,000 shares of Preference Stock without par value ("Preference Stock"). At September 30, 2008, we had 191,204 shares of $100 Par Value Preferred outstanding and no shares of Class A Preferred or Preference Stock outstanding.

        When used in this prospectus, the term "Preferred Stock," unless the context indicates otherwise, means all the authorized shares of Class A Preferred and $100 Par Value Preferred, whether currently outstanding or hereafter issued.

        The Board may authorize Preferred Stock to be issued from time to time as one or more series of $100 Par Value Preferred or Class A Preferred. For each new series of Preferred Stock, the Board, within the limitations and restrictions stated in Article Three of our Articles, may establish the number of shares in each series and fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

Issuance in Series

        The authorized but unissued shares of Preferred Stock may be issued in one or more series from time to time upon such terms and in such manner, with such variations as to dividend rates (which may be fixed or variable), dividend periods, the prices at which, and the terms and conditions on which, shares may be redeemed or repurchased, and the amounts payable in the event of liquidation. In addition, shares of Class A Preferred may contain sinking fund provisions, as may be determined by the Board. Except for such characteristics, as to which the Board has discretion, all series of the $100 Par Value Preferred rank equally and are alike in all respects. Except for such characteristics and the amount payable upon our liquidation, dissolution or winding up, the stated value and the terms and conditions, if any, upon which shares may be converted, as to which the Board has discretion, all series of the Class A Preferred rank equally and are alike in all respects.

Dividend Rights

        Holders of Preferred Stock are entitled to receive in respect of each share held, from (and including) the date of issue thereof, cumulative dividends on the par or stated value thereof at the rate or rates applicable thereto, and no more, in preference to our common stock, payable quarterly on the first days of January, April, July and October of each year, when and as declared by the Board. No dividend may be paid on or set apart for any share of Preferred Stock in respect of a dividend period unless, at the same time, there shall be paid on or set apart for all shares of such stock then outstanding and having a dividend period ending on the same date, dividends in such an amount that the holders of all such shares of such stock shall receive or have set apart for them a uniform percentage of the full dividend to which they are respectively entitled and unless all dividends on the Preferred Stock, for all preceding dividend periods, have been fully paid or declared and funds set apart for the payment thereof. Further, no dividend may be paid on or set apart for any share of Preferred Stock unless all amounts required to be paid and set aside for any sinking fund for the redemption or purchase of shares of any series of Preferred Stock outstanding, with respect to all preceding sinking fund dates, have been paid or set aside in accordance with the terms of such series of Preferred Stock.

Redemption Provisions

        Subject to restrictions, if any, on redemptions set forth in the applicable prospectus supplement, shares of Preferred Stock will be redeemable, at our option, in whole at any time or in part from time to time, on not less than 30 days' nor more than 60 days' notice.

Sinking Fund or Purchase Fund Provisions

        Holders of $100 Par Value Preferred are not entitled to the benefit of any sinking fund or purchase fund. Holders of Class A Preferred may be entitled to the benefit of a sinking fund or purchase fund, at the discretion of the Board. No sinking fund redemptions or purchases in respect of Class A Preferred may be made, or funds set aside for such purposes, unless dividends on all shares of Preferred Stock of any series for all past dividend periods shall have been made in full or declared and funds set apart for their payment.

Voting Rights

        Under Illinois law, each share of Preferred Stock is entitled to one vote on each matter voted on at all meetings of stockholders, with the right of cumulative voting in the election of directors and the right to vote as a class on certain questions. The Articles give to holders of the Preferred Stock certain special voting rights designed to protect their interests with respect to specified corporate actions, including certain amendments to the Articles, the issuance of Preferred Stock or parity stock and the issuance or assumption of certain unsecured indebtedness. See "Restrictions on Certain Corporate Actions."

Liquidation Rights

        In the event of any liquidation, dissolution or winding up (voluntary or involuntary) of CILCO, holders of Preferred Stock of each series are entitled to receive the amounts specified to be payable on such series of Preferred Stock, before any payment or distribution is made to the holder of our common stock. Each series of Preferred Stock otherwise ranks on a parity with each other series as to liquidation rights.

Restrictions on Certain Corporate Actions

        The Articles provide in effect that, so long as any Preferred Stock is outstanding, we will not:

  •
  Create any class of stock preferred as to dividends or assets over the Preferred Stock or change the express terms of the outstanding Preferred Stock without the vote of at least 66 2/3% of the outstanding shares of Preferred Stock (Art. 3 (6));

  •
  Issue or assume any indebtedness maturing more than twelve months from the date of issue or assumption in excess of 15% of the total of stated capital represented by outstanding shares of Preferred Stock and of all classes of stock junior thereto and of surplus (except (a) bonds issued under the Mortgage, (b) bonds issued under a similar mortgage providing for the refunding of bonds issued under the Mortgage, and (c) indebtedness secured by the pledge of bonds issued under the Mortgage or such other mortgage), unless the issue and assumption of said indebtedness has been approved by the holders of the majority of the outstanding shares of CILCO, irrespective of class, and has not been affirmatively disapproved by the vote of the holders of 33 1/3% or more of the outstanding shares of Preferred Stock (Art. 3 (7));

  •
  Issue or sell any shares of Preferred Stock or of any class of stock senior thereto or ranking equally therewith unless our net income available for the payment of dividends for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance or sale of such stock is at least two and one-half times the annual dividend requirements on all outstanding shares of Preferred Stock and all other classes ranking equally therewith or senior thereto, including the shares proposed to be issued (Art. 3 (8a)); or

  •
  Issue shares of Preferred Stock in excess of 131,464 shares unless prior thereto, the stated capital represented by all classes of stock junior to the Preferred Stock has been increased over the stated capital represented by the common stock on March 31, 1936 by an amount at least equal to the aggregate par value of the additional shares of Preferred Stock proposed to be issued (Art. 3 (8b)).

Preemptive or Conversion Rights

        Except as may be established by the Board in its discretion, holders of Preferred Stock have no preemptive rights or conversion rights.

Miscellaneous

        There is no restriction on the repurchase or redemption by us of our Preferred Stock while there is any arrearage in the payment of dividends or sinking fund installments in respect of our shares. We may from time to time re-issue shares of Preferred Stock which have been redeemed, purchased or otherwise acquired by us, and resell the same for such consideration as may be fixed by the Board.

        We reserve the right to increase, decrease or reclassify our authorized stock of any class or series thereof, and to amend or repeal any provision in the Articles or any amendment thereto, in the manner prescribed by law, subject to the conditions and limitations prescribed in the Articles; and all rights conferred on stockholders in the Articles are subject to this reservation.

        Shares of our Preferred Stock, when issued by us upon receipt of the consideration therefor, will be fully paid and non-assessable.

BOOK-ENTRY SYSTEM

        Unless otherwise indicated in the applicable prospectus supplement, the securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, New York, New York, or DTC.

        So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

        Global securities may be exchanged in whole for certificated securities only if:

  •
  the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities

    Exchange Act of 1934 and, in either case, we thereupon fail to appoint a successor depository within 90 days;

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

  •
  there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

        The following is based solely on information furnished by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC.

        Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC's records. The ownership interest of each actual purchaser of each security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

        To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC's records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy (the "Omnibus Proxy") to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal and interest payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participants and not of DTC, the trustee for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest payments, premium, if any, and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

        None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

 PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriters or dealers;

  •
  directly;

  •
  through agents; or

  •
  through any combination of the above.

        The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the respective amounts underwritten, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

        We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agent. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

        Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

        Unless otherwise specified in a prospectus supplement, the securities will not be listed on a national securities exchange.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

LEGAL MATTERS

        Steven R. Sullivan, Esq., our Senior Vice President, General Counsel and Secretary, and Craig W. Stensland, Associate General Counsel of Ameren Services Company, an affiliate that provides legal and other professional services to us, will pass upon the validity of the offered securities for us. As of September 30, 2008, Mr. Sullivan owned approximately 7,854 shares of Ameren's common stock. In addition, as of that date, Mr. Sullivan owned approximately 5,401 restricted shares of Ameren's common stock and approximately 47,877 performance share units, none of which are fully vested. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents. Pillsbury Winthrop Shaw Pittman LLP represents us from time to time in connection with various matters.

EXPERTS

        The financial statements and financial statement schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K of Central Illinois Light Company for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$150,000,000

8.875% Senior Secured Notes due 2013

Prospectus Supplement
December 4, 2008

BNP PARIBAS
Goldman, Sachs & Co.

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ABOUT THIS PROSPECTUS SUPPLEMENT
CAPITALIZATION
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF SENIOR SECURED NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
CENTRAL ILLINOIS LIGHT COMPANY
WHERE YOU CAN FIND MORE INFORMATION
ABOUT THIS PROSPECTUS
RISK FACTORS
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
USE OF PROCEEDS
FORWARD-LOOKING STATEMENTS
DESCRIPTION OF SENIOR SECURED DEBT SECURITIES
DESCRIPTION OF FIRST MORTGAGE BONDS AND FIRST MORTGAGE INDENTURE
DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS